Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is entered into as of this 15th day of September, 2006 (the “Effective Date”), by and between MOUNT AIRY ASSOCIATES, LLC (“Landlord”) and VIOQUEST PHARMACEUTICALS, INC. (“Tenant”).

Recitals

A.  Transwestern Mt. Airy, L.L.C. (“Original Landlord”) and Tenant entered into that certain Office Lease dated June 15, 2005 (the “Lease”) with respect to certain premises consisting of two thousand one hundred ninety-one (2,191) rentable square feet located in the Building at 180 Mt. Airy Road, Basking Ridge, New Jersey, as more fully described in the Lease (the “Original Premises”).

B.  Original Landlord subsequently assigned all of its right, title and interest in and to the Lease to Landlord.

C.  Tenant now desires to relinquish its rights to the Original Premises and to lease substitute premises consisting of three thousand eight hundred eighty-nine (3,889) rentable square feet of space (the “Substitute Premises”) on the first (1st) floor of the Building, as depicted on Exhibit “A” attached hereto and made a part hereof.

D.  Landlord and Tenant now desire to amend the Lease to substitute the Substitute Premises for the Original Premises as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties mutually covenant and agree as follows:

1.  Capitalized Terms. Capitalized terms used in this First Amendment which are not specifically defined herein shall have the meanings given such terms in the Lease.

2.  Premises. Upon the Substitute Premises Commencement Date, defined below, the definition of “Premises” is hereby amended to mean the Substitute Premises and shall, for all purposes under the Lease, be deemed to be three thousand eight hundred eighty-nine (3,889) rentable square feet.

3.  Substitute Premises Term. The term for the Substitute Premises will commence on the earlier of (i) the date Tenant commences occupancy of all or any portion of the Substitute Premises (excluding, occupancy by Tenant fifteen (15) days prior to the Substitute Premises Commencement Date for sole the purpose of installing Tenant’s furniture, fixtures, or equipment, provided such occupancy by Tenant does not interfere with the completion of Landlord’s Work, defined hereinafter) and (ii) the Delivery Date, defined hereinafter (the “Substitute Premises Commencement Date”), and ending on the date (the “Substitute Premises Expiration Date”) which is (i) the day immediately preceding the five (5) year, two (2) month anniversary of the Substitute Premises Commencement Date, if the Substitute Premises Commencement Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the five (5) year, two (2) month anniversary of the Substitute Premises Commencement Date occurs, if the Substitute Premises Commencement Date is any day other than the first day of a calendar month (the “Substitute Premises Term”). The Substitute Premises Commencement Date is currently estimated by Landlord to be October 1, 2006 (the “Substitute Premises Estimated Commencement Date”). “Delivery Date” shall mean the date on which the Tenant Improvements are “Substantially Completed” pursuant to the terms of Section 8 below. Notwithstanding the foregoing, in the event that the Delivery Date is delayed due to a delay caused in whole or in part by Tenant (including, without limitation, a “Tenant Delay” as hereinafter defined), then the Delivery Date shall be deemed to occur on the Substitute Premises Estimated Commencement Date, subject to extension for delays other than those caused in whole or in part by Tenant. Following the determination of the Substitute Premises Commencement Date, and as a pre-condition of Tenant’s occupancy of the Substitute Premises, Landlord and Tenant shall enter into a Commencement Date Memorandum in the form attached hereto as Exhibit “C” to this Lease confirming the Substitute Premises Commencement Date.

4.  Base Rent. The Base Rent payable by the Tenant during the Substitute Premises Term shall be as follows (which sun be payable on the first day of each month, without notice, in accordance with the terms of the Lease):

Lease Year (months)	Annual Base Rent	Monthly Installment	Base Rent/R.S.F.
1-2	$0.00	$0.00	$0.00
3-36	$91,391.50	$7,615.96	$23.50
37-62	$96,252.75	$8,021.06	$24.75
Tenant will continue to pay Base Rent and Additional Rent for the Original Premises, in accordance with the terms and conditions of the Lease, until the last day of occupancy of the Original Premises.

5.  Security Deposit. Upon the Substitute Premises Commencement Date, the Security Deposit held by Landlord pursuant to the Lease shall be increased to two (2) months’ Base Rent. Accordingly, upon the Substitute Premises Commencement Date, Tenant shall deliver to Landlord the sum of Five Thousand Five Hundred Twenty-Four and 42/100 Dollars ($5,524.42) to be added to the Security Deposit currently held by Landlord for the Original Premises.

6.  Tenant’s Pro Rata Share. Upon the Substitute Premises Commencement Date and surrender of the Original Premises, the Tenant’s Pro Rata Share is hereby amended to be 7.857%, as the same may be adjusted from time to time.

7.  Base Year. Upon the Substitute Premises Commencement Date, the Base Year shall be amended to mean the calendar year 2006.

8.  Tenant Improvements.

(a)  Landlord, at Tenant’s sole cost and expense (subject to the Tenant Improvement Allowance, as hereinafter defined), shall construct the Tenant Improvements in accordance with the construction plan attached hereto as Exhibit “B” and the construction standards attached hereto as Exhibit “B-1” (collectively, the “Tenant’s Plans”), reserving the right to: (a) make substitutions of material of equivalent grade and quality when and if any specified material shall not be readily and reasonably available and (b) make changes necessitated by conditions met during the course of construction, provided that Tenant’s approval of any substantial change (and any reduction of cost incident thereto) shall first be obtained, which approval shall not be unreasonably withheld. All work shall be furnished, installed and performed by Landlord, utilizing a general contractor selected by Landlord (which maybe an affiliate of a general partner of Landlord), for “Landlord’s Cost.” “Landlord’s Cost” shall mean all costs and expenses incurred by Landlord in connection with the completion of the Tenant Improvements, including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services plus (ii) an amount equal to five percent (5%) of the foregoing items as Landlord’s construction management fee, plus (iii) Landlord’s architects’ and engineers’ fees and costs, plus (iv) fees for all required permits and approvals.

(b)  All subsequent changes in the Tenant’s Plans shall be subject to the approval of Landlord. If Landlord approves any change in the Tenant’s Plans, Landlord shall construct the Tenant Improvements in accordance with such change, and Tenant shall pay any increase in the cost of constructing the Tenant Improvements resulting from such change.

(c)  Provided that Tenant is not in default in the performance of any of its obligations hereunder, Landlord shall provide Tenant with a construction allowance (the “Tenant Improvement Allowance”) of Fifteen and 00/100 Dollars ($15.00) per rentable square foot of the Substitute Premises, which shall be applied solely against Landlord’s Cost for the Tenant Improvements (and specifically excluding, without limitation, Tenant’s costs for space planning, design, furniture, and moving expenses). In the event that Landlord’s Cost exceeds the amount of the Tenant Improvement Allowance, Tenant shall reimburse Landlord for such excess from time to time during the progress of the work within ten (10) days after receipt of Landlord’s invoice(s) therefor; provided, however, that Landlord may require that, before Landlord commences any work, Tenant shall pay to Landlord fifty percent (50%) of the amount estimated by Landlord to become due to Landlord therefor, which fifty percent (50%) shall be applied against the last of the Tenant Improvements to be paid for by Tenant to Landlord. Following payment of the final invoice, the total amount of Landlord’s Cost shall be subject to examination by Tenant and Tenant shall have reasonable access to Landlord’s cost records relative thereto. Landlord shall provide to Tenant a moving expense allowance (the “Moving Allowance”) of up to Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) to reimburse the actual out-of-pocket costs and expenses paid by Tenant to relocate its fixtures, furnishings, equipment and other personal property to the Substitute Premises, Landlord will reimburse to Tenant any sums due on account of the Moving Allowance within thirty (30) days after the last to occur of the following: (a) the Substitute Premises Commencement Date has occurred and Tenant has executed and delivered the Commencement Date Memorandum, (b) Tenant has occupied the Substitute Premises for purposes of conducting business therein, (c) there is no default by Tenant under the Lease, and (d) Tenant has submitted to Landlord its invoice requesting payment of the Moving Allowance together with (i) copies of bills and invoices, (ii) evidence that the same have been paid in full by Tenant, and (iii) any other documentation reasonably requested by Landlord. In the event that Tenant fails to utilize the entire Tenant Improvement Allowance and/or Moving Allowance, Tenant shall not be entitled to any refund or credit against the rent payable hereunder. All requests for the Tenant Improvement Allowance and/or Moving Allowance shall be made within six (6) months from the Effective Date hereof or the same shall be forfeited by Tenant.

(d)  Upon completion of the Tenant Improvements, except for items described in subparagraph (e) below, Landlord shall notify Tenant and Tenant shall inspect the Substitute Premises with Landlord within thee (3) business days after Tenant’s receipt of Landlord’s notice. Upon completion of the inspection, it shall be presumed that all work theretofore performed by or on behalf of Landlord was satisfactorily performed in accordance with, and meeting the requirements of this First Amendment. The foregoing presumption shall not apply, however: (i) to required work not actually completed by Landlord, which Landlord agrees it shall complete with reasonable speed and diligence and which is identified at the time of the inspection on a list prepared by the construction representatives of Landlord and Tenant (collectively, the “Punchlist Items”), or (ii) to latent defects in such work which could not reasonably have been discovered at the time of the inspection; provided Tenant notifies Landlord of such defects within ninety (90) days from the date of the inspection. Landlord shall endeavor to complete any emergency Punchlist Items that affect Tenant’s occupancy of the Substitute Premises within forty-eight (48) hours from the date of the inspection. Landlord shall endeavor to complete any remaining Punchlist Items within thirty (30) days from the date of the inspection. Landlord will correct any defects or deficiencies of which it is notified within the required period with reasonable speed and diligence.

(e)  The Tenant Improvements shall be deemed to be “Substantially Completed” and, correspondingly, the Commencement Date shall occur when the following have occurred:

(i)	The work shown on the Tenant’s Plans has been completed except for:

a.  Any improvements or work to be performed by Tenant; and

b.  Minor or insubstantial details of construction, mechanical adjustments, or finishing touches, which items shall not adversely affect Tenants conduct of its ordinary business activities in the Premises; and

c.  Items not then completed because of (each, a “Tenant Delay”):

1.  changes in the Tenant’s Plans requested by Tenant; or

2. delays, not caused by Landlord, in furnishing special items which are not readily available (“Long Lead Items”) or procuring specialized labor required for installation of Long Lead Items, provided that Tenant shall be notified of Landlord’s good faith estimate of the anticipated delay promptly after discovery thereof by Landlord, and shall be given an opportunity to specify alternative materials or requirements which are readily available; or

3. the performance of any work or activity in the Substitute Premises by Tenant or any of its employees, agents or contractors.

4. if required under the applicable code or ordinance of the municipality in which the Building is located, the municipality has approved the work completed as part of the Tenant Improvements, or would have approved the same but for delays caused by Tenant pursuant to subparagraph (i) (c) above.

(f)  The date determined in accordance with subparagraph (e) above is herein called the date of “Substantial Completion”. In the event of any delay as described in subparagraph (e) above, Tenant acknowledges that the Commencement Date and Tenant’s obligations to pay rent hereunder may begin before the Tenant Improvements have been completed.

9.  Delay in Possession. Landlord currently anticipates that the Substitute Premises Commencement Date hereunder will occur on or about the Substitute Premises Estimated Commencement Date. If the Substitute Premises Commencement Date has not occurred by the Substitute Premises Estimated Commencement Date because any repairs, improvements or decoration of the Substitute Premises are not completed, or for any other reason, Landlord shall not be subject to any liability to Tenant. Under such circumstances, the rent reserved and covenanted to be paid for the Substitute Premises herein shall not commence until the Substitute Premises Commencement Date, and no such failure to deliver possession shall in any other respect affect the validity of this First Amendment.

10.  Notices to Landlord. Notices shall be deliver to Landlord, c/o Pitcairn Properties Incorporated, 165 Township Line Road, Suite 1500, Jenkintown, PA 19046-3599. Rent payments shall be made payable to Landlord and shall be sent to Pitcaim Properties Management Company, LLC, do Pitcairn Properties Incorporated, 165 Township Line Road, Suite 1500, Jenkintown, PA 19046-3599.

11.  Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this First Amendment other than CB Richard Ellis (“Landlord’s Broker”) and David Cronheim Company (“Tenant’s Broker”), and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this First Amendment. Tenant agrees to indemnify, defend and hold Landlord and its partners, employees, agents, their officers and partners, harmless from and against any claims made by any broker, agent or other intermediary other than Landlord’s Broker or Tenant’s Broker, with respect to a claim for broker’s commission or fee or similar compensation brought by any person in connection with this First Amendment, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Landlord’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay Tenant’s Broker a co-brokerage commission pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker.

12.  Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same First Amendment.

13.  Confirmation of Lease. Except as otherwise set forth in this First Amendment, the Lease shall remain in full force and effect in accordance with its original terms and be binding on Landlord and Tenant their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

Landlord MOUNT AIRY ASSOCIATES, LLC
By:	PPI MOUNT AIRY, LLC, its sole member
By:	Pitcairn Properties, Incorporated, its sole member
By:	/s/ Mark A. Pasierb

Title: Senior Vice President

Tenant VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Brian Lenz

Title: CFO